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Exhibit 21

Subsidiaries of AmeriVest Properties Inc.

Subsidiary Name	State of Incorporation
AmeriVest Broadway Properties Inc.	Colorado
AmeriVest Sheridan Center Inc.	Colorado
AmeriVest Properties Texas Inc.	Texas
AmeriVest Properties Indiana Inc.	Indiana
AmeriVest Inverness Inc.	Colorado
AmeriVest Arrowhead Inc.	Arizona
AmeriVest Kellogg Inc.	Colorado
Kellogg Executive Suites Inc.	Colorado
AmeriVest Parkway Inc.	Texas
AmeriVest Centerra Inc.	Colorado
AmeriVest Chateau Inc.	Colorado
AmeriVest Black Canyon Inc.	Arizona
AmeriVest Keystone Inc.	Indiana
AmeriVest Mesa Inc.	Arizona
AmeriVest Scottsdale Inc.	Arizona
AmeriVest Greenhill Inc.	Texas
AmeriVest Camelback Inc.	Arizona
AmeriVest Hackberry View	Texas
AmeriVest Properties Texas	Texas
AmeriVest Oak Lawn Inc.	Texas

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  Exhibit 21
Subsidiaries of AmeriVest Properties Inc.